Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.1 million, or $0.79 per share for the twelve month period ended June 30, 2016
●	Net interest income increased by $297 thousand, or 2.2%, for the twelve months ended June 30, 2016 from the same period last year
●	Total loans increased by $27.8 million, or 12.1%, for the twelve month period ended June 30, 2016 from the same period last year
●	Total deposits increased by $13.7 million, or 4.1%, for the twelve month period ended June 30, 2016 from the same period last year.

Minerva, Ohio— August 23, 2016 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $73 thousand for the fourth fiscal quarter of 2016 and $2.1 million for the twelve month period ended June 30, 2016. This compares with $762 thousand for the three months ended June 30, 2015 and $3.0 million for the twelve months ended June 30, 2015. Net income for the three and twelve month periods was impacted by an increase in the provision for loan losses.

The provision for loan losses was $1.5 million in fiscal year 2016 compared to $430 thousand in fiscal year 2015. The provision for loan losses increased compared to the prior year primarily as a result of recording a specific valuation allowance of $750 thousand related to a $2.0 million commercial real estate credit. The collateral securing the $2.0 million commercial real estate credit is in the process of being liquidated and the bid indications that have been received were below the recorded investment in this credit. The Bank is currently pursuing all legal avenues against the borrowers and expects this to result in a recovery of a portion of the loss in future periods.

Assets at June 30, 2016 totaled $430.4 million, an increase of $26.4 million, or 6.5%, from June 30, 2015. Loans increased by $27.8 million, or 12.1%, and deposits increased by $13.7 million, or 4.1%, for the twelve month period ended June 30, 2016.

Ralph J. Lober, President and Chief Executive Officer, stated, “Good sales efforts throughout our markets resulted in a 12.1% growth in loans for the fiscal year 2016. With this growth, the loan-to-deposit ratio has improved by 5.3 percentage points from the prior year to 73.9% at fiscal year-end 2016. We continue to redeploy investment assets into higher yielding loans and have increased lower cost commercial deposits, which together, have contributed to a 2.2% increase in net interest income. Strong 2016 core results were negatively impacted by an increase in non-performing loans, provision for loan losses and noninterest expenses associated with two specific credit relationships which management has made considerable progress in resolving. Moving beyond these relationships will allow for a decrease in collection-related expenses and more focus on business development.”

Net interest income for the twelve months ended June 30, 2016 increased by $297 thousand, or 2.2%, from the same period last year, with interest income increasing by $250 thousand and interest expense decreasing by $47 thousand. The net interest margin was 3.69% for the 2016 fiscal year compared with 3.81% for the same period last year. Consumers’ yield on average interest-earning assets was 3.93% for the current fiscal year-to-date period compared with 4.06% for the same period last year. Consumers’ cost of funds decreased to 0.32% for the current fiscal year-to-date period from 0.35% for the same period last year.

Other income increased by $14 thousand for the twelve month period ended June 30, 2016 compared to the same prior year period. Other income for the 2016 fiscal year included a $202 thousand gain from the sale of securities compared with a $160 thousand gain for the 2015 fiscal year. Excluding the securities gains, non-interest income decreased by $28 thousand primarily as a result of a $45 thousand decrease in gains from the sale of mortgage loans.

Other expenses increased by $493 thousand, or 4.0%, for the twelve month period ended June 30, 2016 from the same period last year. The increase in other expenses was primarily the result of a $156 thousand increase in occupancy and equipment expenses and a $102 thousand, or 1.5%, increase in salary and benefit expenses. Occupancy and equipment expenses increased primarily as a result of expenses associated with the new main branch office and corporate facility in Minerva, Ohio that was completed during the third fiscal quarter of 2016.

Non-performing loans were $6.0 million at June 30, 2016, compared with $3.4 million at March 31, 2016 and $2.3 million at June 30, 2015. Non-performing loans increased from March 31, 2016 primarily as a result of placing $2.5 million related to one borrower on non-accrual. There was no increase in the allowance for loan losses (ALLL) as a result of placing this loan relationship on non-accrual since the loans are well secured and the borrower is in the process of restructuring which is expected to result in the Consumers’ receiving payment. The ALLL as a percent of total loans at June 30, 2016 was 1.39% and net charge-offs to total loans were 0.14% for the twelve month period ended June 30, 2016 compared with an ALLL to loans ratio of 1.06% and a net charge-off ratio of 0.18% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; material unforeseen changes in the financial condition or results of Consumers National Bank’s customers, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Total interest income	$3,657	$3,705	$14,607	$14,357
Total interest expense	231	234	902	949
Net interest income	3,426	3,471	13,705	13,408
Provision for loan losses	1,084	216	1,498	430
Other income	795	742	2,988	2,974
Other expenses	3,235	3,043	12,769	12,276
Income (loss) before income taxes	(98)	954	2,426	3,676
Income tax expense (benefit)	(171)	192	279	718
Net income	$73	$762	$2,147	$2,958
Basic earnings per share	$0.03	$0.28	$0.79	$1.09
Diluted earnings per share	$0.03	$0.28	$0.79	$1.08

Consolidated Statements of Financial Condition	June 30, 2016	June 30, 2015
Assets
Cash and cash equivalents	$10,181	$10,544
Certificates of deposit in other financial institutions	5,906	4,470
Securities, available-for-sale	133,369	137,144
Securities, held-to-maturity	3,494	3,655
Federal bank and other restricted stocks, at cost	1,396	1,396
Loans held for sale	1,048	462
Total loans	256,278	228,519
Less: allowance for loan losses	3,566	2,432
Net loans	252,712	226,087
Other assets	22,284	20,209
Total assets	$430,390	$403,967
Liabilities and Shareholders’ Equity
Deposits	$346,648	$332,996
Other interest-bearing liabilities	36,410	26,078
Other liabilities	3,539	3,427
Total liabilities	386,597	362,501
Shareholders’ equity	43,793	41,466
Total liabilities and shareholders’ equity	$430,390	$403,967

	At or For the Twelve Month Periods Ended
Performance Ratios:	June 30, 2016	June 30, 2015
Return on Average Assets	0.51%	0.75%
Return on Average Equity	5.00	7.15
Average Equity to Average Assets	10.22	10.46
Net Interest Margin (Fully Tax Equivalent)	3.69	3.81

Market Data:
Book Value to Common Share	$16.06	$15.18
Dividends Paid per Common Share (YTD)	$0.48	0.48
Period End Common Shares	2,727,322	2,731,612

Asset Quality:
Net Charge-offs to Total Loans	0.14%	0.18%
Non-performing Assets to Total Assets	1.41	0.56
ALLL to Total Loans	1.39	1.06